SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012

DAKOTA TERRITORY RESOURCE CORP

 (Exact Name of Registrant as Specified in its Charter)

Nevada	Commission File Number	98-0201259
(State or other jurisdiction of incorporation or organization)	000-50191	(I.R.S. Employer Identification Number)

10580 N. McCarran Blvd., Building 115 – 208

Reno, NV 89503

(Address of Principal Executive Offices and Zip Code)

(775) 747-0667

(Issuer's telephone number)

Mustang Geothermal Corp

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 31, 2012, the Registrant completed an acquisition of 57 unpatented lode mining claims covering approximately 853 acres in the Black Hills of South Dakota. The mining claims are located to the west, south and southeast of the Company's Blind Gold Property, and are summarized below:

West False Bottom Creek and Paradise Gulch Claims Group

Comprised of  twenty-three unpatented lode mining claims, the West False Bottom Creek and Paradise Gulch claims are located immediately to the south and west of the Blind Gold Property.  The property is overlain by rocks of the Mississippian Paha Sapa Limestone and Cambrian Deadwood Formation that are intruded by Tertiary-age Rhyolite, Quartz Trachyte, and Phonolite igneous rocks, all of which are hosts for gold elsewhere in the district.  Numerous historic prospect pits, adits, and shafts  have been excavated on the property suggesting the occurrence gold mineralization at multiple locales.   The possibility exists for Homestake type gold mineralization under the cover rocks on the property because the Homestake stratigraphic sequence (Ellison, Homestake, and Poorman Formations) outcrops just south of property.

City Creek Claims Group

The City Creek Claims Group consists of twenty-one unpatented lode mining claims located one mile northeast of the Homestake Open Cut and one mile northwest of City of Deadwood.  The City Creek property geology is dominated by rocks of the Homestake stratigraphic sequence, mainly the Ellison, Homestake, and Poorman formations that outcrop at the surface across the property.  This stratigraphy has been mapped by USGS geologists and was drilled by Homestake Mining Company in the 1970’s and 1980’s. Homestake's  drilling intersected weak gold mineralization in Homestake formation under the City Creek property in the classic quartz vein, chlorite-arsenopyrite mineralization.   The Homestake formation that outcrops on the City Creek property is complexly folded and represents the extension of Homestake formation northeast from Caledonia and Main Ledge ore bodies at the Homestake Mine.

Homestake Paleoplacer Claims Group

The Homestake Paleoplacer property consists of thirteen unpatented lode mining claims located one mile north of the Homestake Open Cut. Tertiary-age rhyolite intrusive rocks dominate the outcrop on the property, along with limited outcrops of Cambrian Deadwood formation contained within the rhyolite intrusive.  The rhyolite is in the form of a sill/laccolith 50 to 500 feet thick that overlies the basal quartz pebble conglomerate units of Deadwood formation, that in this area represent the extension of gold bearing paleoplacers sourcing from the Homestake lode at the Open Cut.  More than 10 million ounces of gold are estimated to have been eroded from the Homestake lode, principally from the Caledonia, Main Ledge, and DeSmet ore bodies.  Between 1875 and 1910, approximately 1.5 million ounces of gold were produced from paleoplacer mines including the Minerva, Deadbroke, Baltimore & Deadwood, Esmeralda, Hidden Treasure, Pinney, Omega, Deadwood-Terra, Hawkeye-Pluma, Gentle Annie, and Monitor mines.  Homestake Mining Company drilled at least 23 drill holes in the area testing the basal Deadwood conglomerate under the Homestake Paleoplacer property, which discovered significant gold mineralization with gold geochemistry consistent with the paleoplacer gold deposit model (low silver and low base metals) at a distance approximately 1,800 feet north of the Deadbroke mine, the farthest north known producing paleoplacer mine.

The Company acquired the aforementioned lode mining claims from Black Hills Gold Exploration Corp, LLC, a limited liability company formed and operating under the laws of the State of Nevada. No material relationship exists or has existed between the Company (any of the Company’s affiliates, or any director or officer of the Company, or any associate of any such director or officer) and Black Hills Gold Exploration Corp, LLC or any of its respective affiliates, officers, directors or associates of such officers or directors.

The Company paid as consideration for the acquisition one million shares of its restricted common stock to Black Hills Gold Exploration Corp, LLC valued at $150,000.00 ($0.15 per share). The exemptions from registration relied upon by the Company in issuing the restricted stock as consideration to Black Hills Gold Exploration Corp, LLC were: Section 4.6 Section 4.2 contained in Rule 506 of Regulation D.

Section 9 - Financial Statements and Exhibit

9.01 Financial Statements and Exhibits.

Exhibit Index

Exhibit Number	Description

EX – 99.1	Press Release dated January 7, 2013
EX – 99.2	Unpatented Lode Mining Claim Purchase Agreement dated December 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA TERRITORY RESOURCE CORP  (Registrant)

Date January 7, 2013

By /s/ Richard Bachman

     Richard Bachman, PRESIDENT